                                                                  Execution Copy
                                                                   EXHIBIT 10.69

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement"), dated as of the 6th day of March 2002, between Syndicated Food Service International, Inc., a Florida corporation with offices at 3560 Cypress Gardens Road, Winter Haven, Florida 33884 (the "Company" or the "Employer"), the Company together with its affiliates shall be referred to as "Employer", and Thomas P. Tanis, Jr., resident at 11830 Windcreek Overlook, Alpharetta, GA 30005 (the "Employee").

                                R E C I T A L S:

                  A. The Employer and its subsidiaries and affiliates desire to employ the Employee.

                  B. The Employee desires to be so employed upon the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the terms and the mutual undertakings contained herein, it is agreed as follows:

                  1. Term. This Agreement shall commence on March 6, 2002 and expire on March 5, 2003, subject to the terms of this Section 1 and Sections 8, 9, 10 and 11 hereof (the date on which this Agreement shall expire, as such date may be extended in accordance with the terms of this Section 1 is hereinafter referred to as the "Expiration Date"). Subject to the terms of Sections 8, 9,10 and 11, unless either party gives written notice to the other of its desire to terminate this Agreement at least 90 (ninety) days prior to the Expiration Date or Extended Period, this Agreement will be automatically renewed for further period(s) of one year from the then current Expiration Date on the same terms and conditions set forth herein (the "Extended Period"); provided, however, there is not a grant of additional stock options in any Extended Period unless granted by the Employer's Board of Directors at its sole discretion. Except when the contrary is indicated, the phrase "the term of this Agreement" shall henceforth be deemed to include the Extended Period.

                  2. Employment. The Employer agrees to employ the Employee as the Employer's President and Chief Executive Officer and the Employee accepts such employment and to perform the duties set forth in Section 3 below.

                  3.       Duties.

                  (a) The Employee shall render all services of the nature of the services that a diligent chief executive officer and president of a public company would render.

                  (b) During the term of this Agreement, Employee shall devote his full time, energy, skill and best efforts to promote Employer's business and affairs and to perform his duties hereunder.

                  (c) Employee shall have the option to chose the city of location of his primary residence, provided that Employee spends a minimum of 20 (twenty) hours per month at the offices of Syndicated Food Services Group Inc. during the term of this Agreement. Employee shall allocate his time properly among the Company and its subsidiaries and affiliates in order to perform his duties under this Agreement. It is further understood, that if the Employer makes additional company acquisitions that the Board of Directors may designate and change where the Employee shall perform his services and allocate his time. Notwithstanding the provisions of this Subsection 3(c), Employee shall have the right to take three weeks of vacation per year during the term of his employment (prorated for periods of less than a full year); provided that all vacation must be used within the calendar year in which the vacation accrues or it is forfeited.

                  4.       Compensation.

                  (a) The Employer shall pay to the Employee for his loyal and consistent performance of his services and obligations provided herein, an annual base salary at the rate of $150,000 (one hundred and fifty thousand dollars) per annum. The base salary shall be paid in conformity with Employer's internal payroll policies, which is currently every two weeks in arrears, then in force.

                  (b) Employee shall be entitled to an increase in his annual base salary of $50,000 (fifty thousand dollars) in the event Company's consolidated pre tax profits over an one-year period, as reported by the Company in its 10-QSB form filed with the Securities and Exchange Commission, are equal to, or greater than, $150,000 (one hundred and fifty thousand dollars) for the term of this Agreement. If the conditions set forth in this Subsection 4(c) are met, Employee's salary increase shall be retroactive to April 1, 2002. The one-year period for purposes of calculation of the Company's average consolidated pre tax profits shall start on April 1, 2002 for the first year and on April 1 of the following years during the Extended Period. In case of an extension of this Agreement, the same conditions set forth herein shall apply to the subsequent years of the term of this Agreement.

                  (c) Any additional increase to the base salary and the payment of any bonus shall be subject to the sole discretion of the Board of Directors of the Employer.

                  (d) Employee shall be entitled to an additional conditional compensation as follows:

                           (1) A cash payment, at the closing of a new banking credit facility, which the Employee has procured and obtained on behalf of the Employer, equal to (i) $25,000 (twenty-five thousand dollars) for the first $1,000,000 (one million dollars) of credit obtained; and (ii) an additional cash payment equivalent to 2% (two percent) of each aggregate $400,000 (four hundred thousand dollars) increment obtained above the initial $1,000,000 (one million dollars) credit availability. Any financing provided by Platinum funding shall not be deemed a new credit facility for purposes of this Subsection 4(d)(1).

                           (2) A cash payment equal to $25,000 (twenty-five thousand dollars) at the closing of a refinancing of the mortgage on the Employer's respective plant(s), which the Employee has procured and obtained on behalf of the Employers.

                           (3) A cash payment equal to $50,000 (fifty thousand dollars) upon the consummation of an acquisition of a new business entity by the Employer in excess of $2,000,000 (two million dollars) in annual gross revenues, which the Employee has procured and obtained on behalf of the Employer.

                           (4) The parties acknowledge and agree that the payments provided for in Subsections 4(d)(1),(2) and
                           (3) above are conditioned on the approval of the respective transactions by the Board of Directors of the Employer and the obtaining of any applicable approval or authorization by shareholders, if applicable in the particular transaction.

                  (e) All the payments due to Employee under this Agreement shall be subject to all applicable withholdings taxes and any other amounts required by law to be withheld.

                  5. Stock Options. The Company grants to the Employee stock options ("Options") to purchase up to 246,796 shares of the Company's common stock ("Common Stock") exercisable at the closing price of the Common Stock on the date hereof. The Company plans to implement a Stock Incentive Plan ("Plan"), which Plan may be subject to ratification and approval by the Company's shareholders. At such time as the Plan is ratified by the Company, the Options shall be converted or otherwise deemed to be a part of the Plan. The grant of the Options is subject to the following terms and conditions:

                  (a)      The Options shall vest as follows:

                           (1) Options to purchase 82,266 shares shall vest on the date of signature of this Agreement;

                           (2) Options to purchase an additional 82,265 shares shall vest on the first anniversary of this Agreement; and

                           (3) Options to purchase the remaining 82,265 shares shall vest on the second anniversary of this Agreement.

                  (b) The exercise period for the Options granted pursuant to this Section 5 shall be for a period often (10) years from the date of grant, which is the date of implementation of the Plan.

                  (c) Notwithstanding the provisions of Subsections 5(a) and (b) of this Agreement, if

                           (1) the Employee's employment with Employer is terminated (i) for "Cause", as defined in Section 8, any outstanding unvested Options granted to the Employee pursuant to this Agreement shall terminate as of the date of the termination of the employment, or

                           (2) the Employee dies or is disabled, then the exercise period for all Options granted pursuant to this Agreement that have vested shall be modified to be a period of 90 (ninety) days following the Employee's death or disability, as applicable.

                  (d) If (but without any obligation to do so), during the term of this Agreement, Employer proposes to register Common Stock under the Securities Act of 1933, as amended ("Securities Act") in connection with the public offering of such securities solely for cash, Employer shall, at such time, promptly give Employee written notice of such registration. Upon the written request of Employee given within ten (10) days after mailing of such notice by the Employee in accordance with Section 14, and provided that holders of not less than 10% of the outstanding securities of Employer join in such registration, Employer shall use its best efforts to cause to be registered under the Securities Act all of the Common Stock held by Employee that Employee has requested to be registered. In case of an offering involving the underwriting of shares being issued by Employer, Employer shall not be required to include Employee's Common Shares in such underwriting unless Employee accepts the term of such underwriting, and then only in such quantity as will not, in the opinion of the underwriters, exceed the largest number of securities requested to be included in such offering which can be sold without having an adverse effect on such offering by the Employer. The Employer shall have no obligation under this Subsection 5(d) make any offering of its securities, or to complete an offering of its securities that it proposes to make.

                  6. Insurance and Benefits. During the term of this Agreement, or any renewal or extension thereto, the Employee shall be entitled to participate in all employee benefit plans and insurance programs which shall be provided from time to time by the Employer to its employees (collectively, "Employee Benefit Plans") in accordance with their terms and conditions. Until Employee becomes eligible to join Employer's health insurance plan, Employee shall be entitled to reimbursement of his health insurance expenses (medical and dental) against presentation of the relevant invoices, provided that such expenses do not exceed $600.00 (six hundred dollars) per month. Notwithstanding the foregoing, the Employer shall pay the entire premium of the health insurance plan offered to the Employee in accordance with this Section 6.

                  7. Reimbursement of expenses. During the term of this Agreement, the Company will reimburse Employee for usual out-of-pocket and travel expenses incurred in the course of performing Employee's duties hereunder in accordance with Employer's internal policies then in force. Employee shall provide the Company with all receipts and documentation supporting such expenses.

                  8. Termination. This Agreement may be terminated by the Employer for Cause immediately upon written notice to the Employee. The term "Cause", as used herein, shall mean the loss of any license necessary for the Employee to perform his duties hereunder, or any willful misconduct, malfeasance, gross negligence or other like conduct adversely affecting the best interests of the Employer, including, without limitation, (i) the failure or neglect by the Employee to perform his duties hereunder which remains uncured for 20 days after receipt of written notice from the Employer, (ii) the violation or attempted violation of any provision hereof, (iii) the commission of any felony, including, without limitation, any fraud against the Employer, any of its affiliates, clients or customers of the Employer. In case of termination for Cause by Employer, Employee shall not be entitled to the compensation set forth in Section 4 above.

                  9. Return of Documents. On termination of this Agreement or at any time upon the request of the Board of Directors of the Employer or its affiliates, the Employee shall return to the Employer all documents, including all copies thereof, and all other property relating to the business or affairs of the Employer, including, without limitation, customer lists, agents or representatives lists, commission schedules and information manuals, letters, materials, reports, lists and records (all such documents and other property being hereinafter referred to collectively as the "Materials"), in his possession or control, no matter from whom or in what manner he may have acquired such property. The Employee acknowledges and agrees that all of the Materials are property of the Employer and releases all claims of right of ownership thereto.

                  10.      Confidentiality.

                  (a) Employee acknowledges he will have access to operating, financial and other information of Employer and customers of the Employer including, without limitation, procedures, business strategies, and prospects and opportunities, techniques, methods and information about, or received by it, from its customers and that divulgence will irreparably harm the Employer ("Confidential Information"). Employee also acknowledges that the foregoing provides Employer with a competitive advantage (or that could be used to the disadvantage of the Employer by a competitor). Employee also acknowledges the interest of the Employer in maintaining the confidentiality of such information and Employee shall not, nor any person acting on behalf of Employee, divulge, disclose or make known in any way or use for the individual benefit of Employee or others any of such Confidential Information. The foregoing is not applicable to such of the Confidential Information that is established by Employee to be in the public domain otherwise than as a result of its unauthorized disclosure by Employee or any other person.

                  (b) The customers of the Employer entrust the Employer with responsibility for their business in the expectation that the Employer will hold all such matters, including in some cases the fact that they are doing business with the Employer and the specific transactions in which they are engaged, in the strictest confidence ("Customer Confidences"). Employee covenants that after the termination of his employment with the Employer, he will hold all Customer Confidences in a fiduciary capacity and will not directly or indirectly disclose or use such information.

                  (c) Employee hereby assigns to the Employer his entire right, title and interest in any idea, concept, technique, invention and related documentation, other works of authorship, and the like (all hereinafter called "Developments") made, conceived, written, or otherwise created solely by him or jointly with others, whether or not such Developments are patentable, subject to copyright protection or susceptible to any other form of protection which relate to the actual business or research or development of the Employer. Employee, after the termination of its employment with Employer, shall return to the Employer (and shall not retain any copies or excerpts therefrom) all documents, notes, analyses or compilations, including all copies thereof, and all other property relating to the Employer ("Employer Documents") including, but not limited to, documents generated by Employee pursuant to his relation with the Employer.

                  (d) Employee acknowledges that the Employer has a compelling business interest in preventing unfair competition stemming from the use or disclosure of Customer Confidences and Confidential Information in the event that, after any termination on the post- employment activities of Employee, Employee goes to work or becomes affiliated with a competitor of the Employer.

                  (e) Employee further acknowledges that all customers he services or dealt with while employed with the Employer are customers of the Employer and not Employee's personally. Employee also acknowledges that, by virtue of his employment with the Employer, Employee has gained or will gain knowledge of the identity, characteristics and preferences of the customers of the Employer, and that Employee will not use such Customer Confidences and Confidential Information at any time.

                  11.      Covenants Not to Compete or Solicit.

                  (a) The Employee undertakes that during the term of this Agreement and for 12 months thereafter, he will not, directly or indirectly (whether as sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent) compete with, or participate in any business that competes with, the Employer; provided that the Employee may invest in (i) the securities of any business or enterprise (but without otherwise participating in the activities of such business or enterprise) which are listed on a national or regional securities exchange or traded in the over-the-counter market, and (ii) equity interests of the Employer, of any member thereof.

                  (b) The Employee undertakes that during the term of this Agreement and for a period of 36 months thereafter he will not, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), do any of the following:

                           (i)      hire, or attempt to hire for employment, any
person who is an employee of the Employer on the date of such termination of employment, or attempt to influence any such person to terminate his employment by the Employer; or

                           (ii)     in any other manner interfere with, disrupt
or attempt to disrupt the relationship, contractual or otherwise, between the Employer and any of its employees, or disparage the business or reputation of the Employer to any such person.

                  (c) The Employee undertakes that during the term of this Agreement and for 36 months thereafter he will not, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), do any of the following:

                           (i)      solicit, service or accept any actual or
prospective accounts, clients or customers of the Employer during the period of the Employee's employment by the Employer;

                           (ii)     influence or attempt to influence any of the
accounts, customers or clients referred to in Subsection 11(c)(i) to transfer their business or patronage from the Employer to any other person or company engaged in a similar business;

                           (iii)    directly assist any person or company
soliciting, servicing or accepting any of the accounts, customers or clients referred to in Subsection 11(c)(i); or

                           (iv)     in any other manner directly interfere with,
disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Employer and any of its accounts, customers or clients referred to in Subsection 11(d)(i), or any other person, or disparage the business or reputation of the Employer to any such person.

                  (d) The Employer undertakes that during the term of this Agreement and for a period of 36 months thereafter he will not, directly or indirectly, disparage the business or reputation of the Employee to any accounts, customers or clients referred to in Subsection 11(c)(i), or any other person.

                  12.      Enforcement of Covenants.

         The parties acknowledge and agree that the covenants contained in Sections 10 and 11 are essential elements of this Agreement and that, but for the agreements of the Employee to comply with such covenants, the Employer would not have entered into this Agreement. The parties further acknowledge and agree that a breach by the Employee of the covenants contained in Sections 10 and 11 may result in irreparable injury to the Employer for which there is no adequate remedy at law and that the Employer shall be entitled to seek enforcement of the same by means of a temporary restraining order and/or a preliminary or permanent injunction issued by any court having jurisdiction thereof. The covenants contained in Sections 10 and 11 shall survive the termination of this Agreement. The remedies provided in this Section 12 shall be in addition to, and not in lieu of, any other remedies and relief including damages to which the Employer may be entitled.

                  13. Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any of the covenants and undertakings of the Employee under Sections 10 and 11 herein too lengthy, the other provisions of those Sections 10 and 11 shall nevertheless stand, the period of restriction shall be deemed to be the longest period permissible by law under the circumstances. The court in each case shall reduce the period of restriction to permissible duration.

                  14. Notices. Unless otherwise specifically provided herein, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid at the following addresses, and/or to such other addresses and/or persons which either party may designate by like notice:

                  (a)      if to the Employee, to:

                           Thomas P. Tanis, Jr.
                           11830 Windcreek Overlook
                           Alpharetta, GA 30005
                           Fax No.: 770-754-6132

                  (b)      if to the Employer, to:

                           Syndicated Food Service International, Inc.
                           3560 Cypress Gardens Road
                           Winter Haven, Florida 33884
                           Attn: Board of Directors
                           Fax N.: 863.324.6117

                           with a copy to:

                           David W. Sloan, Esq.
                           Proskauer Rose LLP
                           1585 Broadway

                  New York, New York 10036
                  Fax No.: 212.969.2900

         15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of law provisions. Any disputes with respect to the interpretation of this Agreement or the rights and obligations of the parties hereto shall be exclusively brought in any federal or state court of competent jurisdiction located in the City of New York, State of New York. Each of the parties waives any right to object to the jurisdiction or venue of such courts or to claim that such courts are an inconvenient forum.

         16.      Additional Provisions.

         (a) This Agreement shall inure to the benefit of, and be binding upon, the Employer, its successors and assigns and shall inure to the benefit of, and be binding upon, the Employee, his executors, administrators and heirs. The Employee may not assign or delegate the performance of any of his rights and/or obligations under this Agreement.

         (b) This Agreement constitutes the entire Agreement, representation and understanding of the parties hereto with respect to the subject matter hereof, and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the parties hereto.

         (c) No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

         (d) Employee acknowledges that prior to the execution of this Agreement he had full opportunity to consult with his independent attorneys and advisors as he deemed appropriate and he fully understands the nature and scope of his rights and obligations hereunder.

         (e) If any provision of this Agreement is invalid or unenforceable in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, but the foregoing shall not render invalid or unenforceable in such jurisdiction the remainder of this Agreement or the remainder of such provision or affect the validity or unenforceability of any provision of this Agreement in any other jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on the date first above written.

                                Syndicated Food Service International, Inc.

                                By:___________________________________
                                Name: Frank Dolney
                                Title: Secretary

                                ______________________________________
                                Thomas P. Tanis Jr.